Registration No.

As filed with the Securities and Exchange Commission on February 23, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GRACO INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0285640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894
(Address of registrant’s principal executive offices, including zip code)

Graco Inc. 2006 Employee Stock Purchase Plan
(Full title of the plan)

Karen P. Gallivan
Vice President, General Counsel & Secretary
88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894
(612) 623-6664
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share[1]	Proposed maximum aggregate offering price[1]	Amount of registration fee

Common stock ($1.00 par value)	2,000,000 shares	$41.56	$83,120,000	$2,551.78

1.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c)and 457 (h)(1), based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on February 20, 2007.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

              The following documents, which have been filed by Graco Inc. (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2006;

(b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in subsection (a) above; and

(c) The description of the Company's Common Stock, par value $1.00 per share, contained in any Registration Statement or report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

              All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered here have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.  Description of Securities.

              Not applicable.

Item 5.  Interests of Named Experts and Counsel.

              Karen P. Gallivan, Vice President, General Counsel and Secretary of the Company, has given her opinion about certain legal matters affecting the shares of the Company's Common Stock registered under this Registration Statement. Ms. Gallivan is eligible to participate in the Graco Inc. 2006 Employee Stock Purchase Plan and, as of February 19, 2007, she is the beneficial owner of 34,375 shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

              Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director's former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;
•	acted in good faith;
•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;
•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and
•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

              Article 7 of the Company's Restated Articles of Incorporation, as amended to date, provides that no director of the Company shall be personally liable to Graco or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, provided, however, that the liability of the director shall not be eliminated or limited (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Law or (iv) for any transactions from which the director derived an improper personal benefit. Article 7 further provides that no amendment to or repeal of the Article shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

              Section 8.01 of the Company's Bylaws provides that the Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521, as now enacted or as hereafter amended.

              The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of its directors and officers and covers the Company for reimbursement of payments to its directors and officers in respect of such liabilities and expenses.

Item 7.  Exemption from Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

3.1	Restated Articles of Incorporation of Graco Inc., as amended September 24, 2004 (Incorporated by reference to Exhibit 3.1 to the Company's 2004 Annual Report on Form 10-K)

4.1	Rights Agreement dated as of February 25, 2000, between the Company and Wells Fargo, formerly known as Norwest Bank Minnesota, National Association, as Rights Agent, including as Exhibit A the form of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares. (Incorporated by reference to Exhibit 4 to the Company's Report on Form 8-K dated February 25, 2000)

4.2	Credit Agreement dated April 1, 2006 between the Company and Wachovia Bank, N.A. (Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the thirteen weeks ending March 31, 2006)

5.1	Opinion and consent of Karen P. Gallivan, Vice President, General Counsel and Secretary of Graco Inc., dated February 22, 2007.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1	Power of Attorney

Item 9.  Undertakings.

A.	Post-Effective Amendments.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Subsequent Documents Incorporated by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Claims for Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on the 23rd day of February, 2007.

GRACO INC.

By:	/s/Karen P. Gallivan
Karen P. Gallivan
Vice President, General Counsel
and Secretary

              Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/David A. Roberts	Chairman, President and Chief Executive Officer
David A. Roberts	(Principal Executive Officer)

/s/James A. Graner	Chief Financial Officer and Treasurer
James A. Graner	(Principal Financial and Accounting Officer)

David A. Roberts	Director, Chairman of the Board
Robert G. Bohn	Director
William J. Carroll	Director
Jack W. Eugster	Director
J. Kevin Gilligan	Director
Lee R. Mitau	Director
Martha A.M. Morfitt	Director
Mark H. Rauenhorst	Director
William G. Van Dyke	Director
R. William Van Sant	Director

David A. Roberts, by signing his name hereto, does hereby sign this document on behalf of himself and each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24.1 to this Registration Statement).

/s/David A. Roberts
David A. Roberts
(For himself and as attorney-in-fact)

Dated: February 23, 2007

EXHIBIT INDEX

Exhibit Number	Description	Page

3.1	Restated Articles of Incorporation of Graco Inc., as amended September 24, 2004 (incorporated by reference to Exhibit 3.1 to the Company's 2004 Annual Report on Form 10-K)

4.1	Rights Agreement dated as of February 25, 2000, between the Company and Wells Fargo, formerly known as Norwest Bank Minnesota, National Association, as Rights Agent, including as Exhibit A the form of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares. (Incorporated by reference to Exhibit 4 to the Company's Report on Form 8-K dated February 25, 2000)

4.2	Credit Agreement dated April 1, 2006 between the Company and Wachovia Bank, N.A. (Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the thirteen weeks ending March 31, 2006)

5.1	Opinion and Consent of Karen P. Gallivan, Vice President, General Counsel and Secretary of Graco Inc., dated February 22, 2007

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1	Power of Attorney